Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

LivaNova PLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value £1.00 per share	457(c) & 457(h)	3,100,000	$67.83	$210,273,000.00	.0000927	$19,492.31
Total Offering Amounts					$210,273,000.00		$19,492.31
Total Fee Offsets							N/A
Net Fee Due							$19,492.31

(1)	Represents Ordinary Shares par value £1.00 per share of LivaNova PLC (the “Ordinary Shares”) issuable upon exercise or settlement of awards that may be granted pursuant to the LivaNova PLC 2022 Incentive Award Plan. This registration statement, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), also covers an indeterminate number of additional Ordinary Shares with respect to the shares registered hereunder as may be issued to prevent dilution in the event of a stock split, stock dividend or similar transaction.

(2)	Estimated pursuant to Rule 457(c) and (h) of the Securities Act solely for the purposes of calculating the amount of the registration fee. The fee with respect to the shares registered herein was based on the average of the high and low price per share of the Ordinary Shares on June 6, 2022, as reported by the NASDAQ Global Market LLC, which was $67.83 per Ordinary Share.